Exhibit 99.1

Epizyme Elects Kevin Conroy to its Board of Directors

Cambridge, Mass., February 7, 2017 – Epizyme, Inc. (NASDAQ: EPZM), a clinical-stage biopharmaceutical company creating novel epigenetic therapies, today announced that the Company has elected industry veteran Kevin Conroy, chairman and chief executive officer of Exact Sciences (NASDAQ: EXAS), to its Board of Directors.

“We are extremely pleased that Kevin has joined Epizyme’s Board,” said Robert Bazemore, president and chief executive officer of Epizyme. “We believe that his demonstrated abilities in building successful businesses, launching innovative products that led to meaningful changes in treatment practice, as seen with Exact Sciences’ Cologuard®, and experience in an adjacent space of cancer diagnostics will be invaluable as we prepare for late-stage development and pre-commercial activities with tazemetostat. Epizyme is preparing for a number of important clinical and regulatory milestones in 2017, and we look forward to Kevin’s contributions as we grow the company.”

“Addressing the epidemic nature of cancer through detection and better treatment options is something about which I am particularly passionate,” said Mr. Conroy. “Epizyme is at the leading edge of developing targeted epigenetic therapies for patients with solid tumors as well as patients with hematological malignancies. I look forward to working with the incredible team and Board of Directors at Epizyme as the company advances tazemetostat and continues to expand its novel discovery pipeline.”

Mr. Conroy has served as chief executive officer of Exact Sciences since 2009. Prior to that, he served in multiple executive leadership positions at Third Wave Technologies from 2004 to 2008, most recently as president and chief executive officer. Prior to Third Wave, Mr. Conroy served as intellectual property counsel at GE Healthcare. Before joining GE, he served as chief operating officer of two early-stage venture-based technology companies in Northern California. Prior to those positions, he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He has served as a director of Third Wave Technologies Inc., since 2005. Mr. Conroy earned his B.S. in electrical engineering at Michigan State University and his J.D. from the University of Michigan Law School.

About Epizyme, Inc.

Epizyme, Inc. is a clinical-stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients. Epizyme has built a proprietary product platform that the Company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients. For more information, visit www.epizyme.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; whether results from clinical studies will warrant meetings with regulatory authorities or submissions for regulatory approval; expectations for regulatory approvals to conduct trials or to market products; whether the Company’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the “Risk Factors” section of the Company’s most recent Form 10-Q filed with the SEC and in the Company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

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Contact:

Monique Allaire, THRUST IR

617.895.9511

monique@thrustir.com